Exhibit 99.1

            FBL Financial Group Provides Earnings Guidance

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--Dec. 21, 2004--FBL Financial Group, Inc. (NYSE:FFG) today announced fourth quarter 2004 and full year 2004 and 2005 earnings guidance. These earnings estimates are subject to volatility resulting from a number of factors, including mortality experience and investment results.

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Earnings Guidance                       Earnings per common share
                                          (assuming dilution):
                                  ------------------------------------
                                     Net Income    Operating Income(a)
                                  ------------------------------------
Fourth Quarter 2004E                 $0.61-$0.66       $0.47-$0.52

Full Year 2004E                      $2.00-$2.05       $1.85-$1.90

Full Year 2005E                      $2.00-$2.10       $2.00-$2.10
----------------------------------------------------------------------

    Fourth Quarter and Full Year 2004 Earnings Guidance. FBL is narrowing its 2004 operating income guidance to a range of $1.85 to $1.90 per common share, from $1.80 to $1.90 per share, reflecting estimated fourth quarter 2004 operating income of $0.47 to $0.52 per share. Including the impact of realized gains and losses on investments, FBL expects 2004 net income to be a range of $2.00 to $2.05 per common share, reflecting estimated fourth quarter 2004 net income of $0.61 to $0.66 per share.
    FBL is narrowing its 2004 operating income guidance to the high end of its previous range based on events to date in the quarter and an expected benefit from the reversal of a tax accrual.
    FBL's fourth quarter 2004 net income guidance includes the impact of realized gains from certain known real estate transactions.
    2005 Earnings Guidance. FBL expects full year 2005 net income and operating income to be within a range of $2.00 to $2.10 per common share. The increased operating earnings in 2005 reflect the following expectations by FBL:

    -- It is anticipated that the volume of business in force with FBL subsidiary Farm Bureau Life Insurance Company will continue to grow and be a positive contributor to the increase in 2005 earnings.

    -- FBL subsidiary EquiTrust Life Insurance Company is expected to further expand its independent distribution channel and grow sales. Following an expected loss in 2004, the growing EquiTrust Life independent channel is expected to add slightly to 2005 earnings. For this channel, premium volume expectations are $465 million for 2004 and $750 million for 2005.

    -- FBL's full year 2004 earnings results have been and are expected to be positively impacted by the release of tax accruals that were deemed to no longer be necessary. This is a non-recurring item.

    "We're optimistic about 2005 and expect our Farm Bureau Life channel to continue to deliver steady and reliable results as we further leverage our Farm Bureau brand and franchise," said Bill Oddy, Chief Executive Officer. "We are also pleased that EquiTrust Life is developing ahead of plan and will add further long-term growth potential and diversification to our organization."

    (a) In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized gains and losses on investments. Because realized gains and losses on investments may fluctuate greatly from quarter to quarter, FBL believes a measure excluding their impact is useful in analyzing core operating trends. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. Realized gains or losses on investments are expected in 2005, but cannot reasonably be estimated and are not included in FBL's 2005 earnings guidance.

    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties, including the continued acceptance of FBL's insurance products by customers, the continued success of FBL's marketing efforts, the marketing success of FBL's alliance partners, and fluctuations in mortality experience and investment results. These forward-looking statements are based on assumptions which FBL Financial Group believe to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) internal growth within its traditional Farm Bureau distribution network, (2) alliances and other distribution channels and (3) consolidations.

    FFG-1

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Investor Relations:
             Kathleen Till Stange, 515-226-6780
             ktillstange@fbfs.com